Exhibit 99.1

McGRAW HILL FINANCIAL REPORTS

SECOND QUARTER RESULTS

Conference Call Rescheduled to 9am EDT Today (Details Below)

Revenue Increased 3%; Excluding Foreign Exchange Impact, Revenue Increased 6%

Diluted EPS from Continuing Operations Increased 23% to $1.28

Adjusted Diluted EPS from Continuing Operations Increased 17% to $1.21

Operating Margin Increased 670 Basis Points to 43.3%

Adjusted Operating Margin Increased 450 Basis Points to 41.1%

Company also Announced Acquisition of SNL Financial

2015 Guidance Maintained Despite Anticipated Dilution from Acquisition

New York, NY, July 27, 2015 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported second quarter 2015 results with revenue of $1.34 billion, an increase of 3% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $353 million and $1.28, respectively.

Adjusted net income from continuing operations increased 17% to $335 million and adjusted diluted earnings per share from continuing operations increased 17% to $1.21. The adjustments in the second quarter of 2015, which netted to a gain, were primarily related to insurance recoveries related to legal settlements, additional restructuring actions, and a gain on the sale of a legacy construction business asset.

“Excluding the impact of foreign exchange, the Company delivered 6% revenue growth. That, combined with excellent cost control, led to significant margin expansion by every business segment,” said Douglas L. Peterson, President and Chief Executive Officer of McGraw Hill Financial. “This was particularly noteworthy in the face of declining oil prices, as well as turbulent global macroeconomic conditions, largely due to uncertainty surrounding Greece and China, which curtailed debt issuance outside the United States.”

Outlook: The Company is maintaining its full-year guidance for adjusted earnings per share in the range of $4.35 to $4.45 despite anticipated dilution of $0.05 to $0.07 from the SNL Financial acquisition.

Standard & Poor’s Ratings Services: The segment produced its second highest quarterly revenue compared to the record set one year ago in the same period. This year-over-year comparison reflects a 1% decline to $658 million in the current quarter, primarily due to unfavorable foreign exchange rates and tepid bond issuance outside the United States due to geopolitical concerns.

Transaction revenue grew 1% to $329 million compared to the same period last year. Excluding the impact of foreign exchange, transaction revenue growth was 4%. This was primarily due to record U.S. public finance issuance and domestic M&A driven investment-grade issuance.

Non-transaction revenue decreased 2% to $329 million in the quarter, due primarily to the strong U.S. dollar. Excluding the impact of foreign exchange, non-transaction revenue increased 3% due primarily to annual fee growth.

Domestic revenue increased 9% while international revenue, impacted by geopolitical events which curtailed debt issuance, decreased 12%. International revenue represented 41% of Standard & Poor’s Ratings Services’ second-quarter revenue.

Adjusted expenses in the quarter decreased 7% due to reduced legal fees and decreased incentive and compensation costs primarily resulting from the benefit of 2014 restructuring actions, partially offset by increased costs related to Dodd-Frank implementation.

Operating profit increased 17% to $361 million with an operating profit margin that increased 860 basis points to 55%.

Adjusted operating profit increased 7% to $329 million with an adjusted operating profit margin that increased 370 basis points to 50%.

S&P Capital IQ: Revenue increased 6% to $324 million in the second quarter of 2015 compared to the same period last year. Expenses increased 3% and operating profit increased 15% to $63 million. Adjusted expenses decreased 1% and adjusted operating profit increased 37% to $74 million.

The S&P Capital IQ Desktop product continues to have the most meaningful impact on revenue with low-teens revenue growth resulting from a similar increase in the number of users.

S&P Capital IQ’s international revenue increased 5% to $112 million in the second quarter and represented 35% of the business unit’s total revenue.

S&P Dow Jones Indices: Revenue increased 11% to $148 million in the second quarter of 2015 compared to the same period last year. Operating profit increased 16% to $96 million. Operating profit attributable to the Company increased 16% to $71 million.

Top-line growth in the quarter can be attributed to licensing revenue associated with increased exchange-traded fund AUM, derivative trading, and data subscriptions. AUM in exchange-traded funds based on S&P Dow Jones Indices increased 10% to $792 billion at the end of the quarter.

Commodities & Commercial Markets: Revenue increased 7% to $234 million. Operating profit grew 13% to $87 million and adjusted operating profit grew 15% to $88 million in the second quarter of 2015 compared to the same period last year.

Despite depressed oil prices, Platts continued to experience steady revenue growth in the high single-digits as a result of strength in price assessments and market data subscriptions. Based on recent product additions, revenue from the Metals, Agriculture & Petrochemicals group was particularly robust. In addition, licensing revenue from Global Trading Services increased primarily due to The Steel Index derivative activity and record eWindow trading volumes.

J.D. Power delivered a low single-digit increase in revenue with its Power Information Network (PIN) leading the growth.

Two businesses were recently added to the Commodities & Commercial Markets segment. Platts acquired Petromedia Ltd. to add to its petroleum business and J.D. Power added NADA Used Car Guide to complement its PIN offering.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-performance related items such as excess real estate. Adjusted unallocated expense decreased by 22% to $35 million in the second quarter primarily due to costs associated with the sale of the corporate aircraft and a data center that were incurred in the second quarter of 2014.

Return of Capital: Second quarter return of capital to shareholders, in the form of share repurchases and dividends, was $255 million. During the quarter, the Company repurchased approximately 1.6 million shares. Year-to-date, the Company has returned $459 million, which includes $274 million for the repurchase of 2.6 million shares. The Company has approximately 42.9 million shares remaining under the existing authorization from the Board of Directors.

Balance Sheet and Cash Flow: The Company issued $700 million of senior notes during the quarter to increase liquidity and improve financial flexibility. Part of the proceeds was used to pay down $365 million of short-term debt incurred earlier in the year. Cash and equivalents at the end of the second quarter were $1.7 billion, of which approximately $1.2 billion was held outside the United States. In the first six months of 2015, cash used for operating activities from continuing operations was $897 million. Free cash flow from continuing operations was $(988) million, a decrease of $1,367 million from the same period in 2014. Free cash flow, excluding the payments associated with legal settlements, was $621 million.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit and margin, adjusted expense, adjusted unallocated expense, free cash flow, and free cash flow excluding certain items are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 8.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter earnings results on a conference call scheduled for today, July 27, 2015, at 9:00 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5197218. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 27, 2015. Domestic participants may call (800) 789-9018; international participants may call +1 (203) 369-3337 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•	the impact of the acquisition of SNL Financial, including the impact on the Company’s results of operations; any failure to successfully integrate SNL Financial into the Company’s operations and generate anticipated synergies and other cost savings; any failure to attract and retain key employees to execute SNL Financial’s growth strategy; and any failure to realize the intended tax benefits of the acquisition;
•	the Company’s ability to obtain the requisite regulatory approvals and to satisfy the other conditions to complete the SNL Financial acquisition; the Company’s ability to obtain sufficient debt to finance the acquisition on favorable terms; the risk of litigation, competitive responses, or unexpected costs, charges or expenses resulting from or relating to the acquisition; and any disruption to the business of the Company or SNL Financial due to the announcement or completion of the acquisition or any transaction-related uncertainty;
•	the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ, SNL Financial and the Company’s other businesses, including new and amended regulations and the Company’s compliance therewith;
•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•	worldwide economic, financial, political and regulatory conditions;
•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;
•	the level of interest rates and the strength of the credit and capital markets in the United States and abroad;
•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;
•	the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;
•	the effect of competitive products and pricing;
•	consolidation in the Company’s end-customer markets;
•	the impact of cost-cutting pressures across the financial services industry;
•	a decline in the demand for credit risk management tools by financial institutions;
•	the level of success of new product developments and global expansion;
•	the level of merger and acquisition activity in the United States and abroad;
•	the volatility of the energy marketplace;
•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;
•	the strength and performance of the domestic and international automotive markets;
•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
•	the level of restructuring charges the Company incurs;
•	the level of the Company’s capital investments;
•	the level of the Company’s future cash flows;
•	the Company’s ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses it acquires;
•	the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;
•	changes in applicable tax or accounting requirements; and
•	the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company’s iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 17,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

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http://investor.mhfi.com/phoenix.zhtml?c=96562&p=rssSubscription&t=&id=&

Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three and six months ended June 30, 2015 and 2014

(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2015	2014	% Change	2015	2014	% Change

Revenue	$1,342	$1,302	3%	$2,615	$2,498	5%
Expenses	771	817	(5)%	1,543	1,593	(3)%
Other (income) loss	(11)	9	N/M	(11)	9	N/M
Operating profit	582	476	22%	1,083	896	21%
Interest expense, net	16	14	16%	32	28	15%
Income from continuing operations before taxes on income	566	462	22%	1,051	868	21%
Provision for taxes on income	185	152	21%	340	290	17%
Income from continuing operations	381	310	23%	711	578	23%
Income from discontinued operations (a)	—	6	N/M	—	12	N/M
Net income	381	316	21%	711	590	20%
Less: net income attributable to noncontrolling interests - continuing	(28)	(24)	18%	(55)	(50)	8%
Net income attributable to McGraw Hill Financial, Inc.	$353	$292	21%	$656	$540	21%

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$353	$286	23%	$656	$528	24%
Income from discontinued operations	—	6	N/M	—	12	N/M
Net income	$353	$292	21%	$656	$540	21%

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$1.29	$1.05	23%	$2.40	$1.94	24%
Diluted	$1.28	$1.04	23%	$2.38	$1.91	25%
Income from discontinued operations:
Basic	$—	$0.02	N/M	$—	$0.05	N/M
Diluted	$—	$0.02	N/M	$—	$0.05	N/M
Net income:
Basic	$1.29	$1.08	20%	$2.40	$1.99	21%
Diluted	$1.28	$1.06	21%	$2.38	$1.95	22%

Weighted-average number of common shares outstanding:
Basic	273.1	271.5		273.3	271.7
Diluted	275.7	276.1		276.0	276.7

N/M	- not meaningful
Note	- % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.
(a)	In the fourth quarter of 2014, the Company sold McGraw Hill Construction, which historically was included in our Commodities & Commercial segment. As a result, this business has been reflected as a discontinued operation for the three and six months ending June 30, 2014.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

June 30, 2015 and December 31, 2014

(dollars in millions)

(unaudited)	June 30,	December 31,
	2015	2014

Assets:
Cash and equivalents	$1,720	$2,497
Other current assets	1,493	1,469
Total current assets	3,213	3,966
Property and equipment, net	208	206
Goodwill and other intangible assets, net	2,360	2,391
Other non-current assets	232	208
Total assets	$6,013	$6,771

Liabilities and Equity:
Unearned revenue	$1,387	$1,323
Other current liabilities (a)	853	2,644
Long-term debt	1,494	799
Pension, other postretirement benefits and other non-current liabilities	654	656
Total liabilities	4,388	5,422
Redeemable noncontrolling interest	810	810
Total equity	815	539
Total liabilities and equity	$6,013	$6,771

(a)	Includes an unpaid liability of $23 million and $1.6 billion related to legal and regulatory settlements as of June 30, 2015 and December 31, 2014, respectively.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Six months ended June 30, 2015 and 2014

(dollars in millions)

(unaudited)	2015	2014

Operating Activities:
Income from continuing operations	$711	$578
Adjustments to reconcile income from operations to cash (used for) provided by operating activities from continuing operations:
Depreciation	43	42
Amortization of intangibles	23	24
Deferred income taxes	166	2
Stock-based compensation	37	47
Other	26	8
Accrued legal and regulatory settlements	(1,609)	—
Net changes in other operating assets and liabilities	(294)	(255)
Cash (used for) provided by operating activities from continuing operations	(897)	446

Investing Activities:
Capital expenditures	(42)	(37)
Acquisitions, net of cash acquired	(2)	(16)
Proceeds from dispositions	14	—
Changes in short-term investments	(7)	1
Cash used for investing activities from continuing operations	(37)	(52)

Financing Activities:
Proceeds from issuance of senior notes, net	690	—
Dividends paid to shareholders	(185)	(164)
Dividends and other payments paid to noncontrolling interests	(49)	(30)
Repurchase of treasury shares	(274)	(362)
Exercise of stock options, excess tax benefits from share-based payments and other	111	204
Cash provided by (used for) financing activities from continuing operations	293	(352)
Effect of exchange rate changes on cash from continuing operations	(7)	19
Cash (used for) provided by continuing operations	(648)	61
Cash (used for) provided by discontinued operations	(129)	14
Net change in cash and equivalents	(777)	75
Cash and equivalents at beginning of period	2,497	1,542
Cash and equivalents at end of period	$1,720	$1,617

Exhibit 4

McGraw Hill Financial

Operating Results

Three and six months ended June 30, 2015 and 2014

(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services	$658	$664	(1)%	$1,264	$1,233	3%
S&P Capital IQ	324	307	6%	644	608	6%
S&P Dow Jones Indices	148	133	11%	291	269	8%
Commodities & Commercial Markets	234	219	7%	459	431	7%
Intersegment Elimination	(22)	(21)	(5)%	(43)	(43)	(1)%
Total revenue	$1,342	$1,302	3%	$2,615	$2,498	5%

	Expenses			Expenses
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$297	$356	(17)%	$612	$685	(11)%
S&P Capital IQ	261	253	3%	519	501	4%
S&P Dow Jones Indices	52	51	4%	100	95	5%
Commodities & Commercial Markets	147	142	3%	286	285	1%
Intersegment Elimination	(22)	(21)	(5)%	(43)	(43)	(1)%
Total expenses	$735	$781	(6)%	$1,474	$1,523	(3)%

	Operating Profit			Operating Profit
	2015	2014	% Change	2015	2014	% Change

S&P Ratings Services (a)	$361	$308	17%	$652	$548	19%
S&P Capital IQ	63	54	15%	125	107	17%
S&P Dow Jones Indices	96	82	16%	191	174	10%
Commodities & Commercial Markets	87	77	13%	173	146	18%
Total operating segments	607	521	16%	1,141	975	17%
Unallocated expense	(25)	(45)	(45)%	(58)	(79)	(27)%
Total operating profit	$582	$476	22%	$1,083	$896	21%

(a)	The three and six months ended June 30, 2015 include a benefit related to legal settlement insurance recoveries of $45 million and $80 million, respectively, partially offset by legal settlement charges of $4 million and $34 million, respectively.

Exhibit 5

McGraw Hill Financial

Operating Results - Reported vs. Performance

Three and six months ended June 30, 2015 and 2014

(dollars in millions, except per share amounts)

	Three Months
(unaudited)	2015				2014			% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments	Performance	Reported	Performance

S&P Ratings Services	$361	$(33)	a	$329	$308	$—	$308	17%	7%
S&P Capital IQ	63	12	b	74	54	—	54	15%	37%
S&P Dow Jones Indices	96	—		96	82	—	82	16%	16%
Commodities & Commercial Markets	87	1	b	88	77	—	77	13%	15%
Segment operating profit	607	(20)		587	521	—	521	16%	13%
Unallocated expense	(25)	(10)	c	(35)	(45)	—	(45)	(45)%	(22)%
Operating profit	582	(30)		552	476	—	476	22%	16%
Interest expense, net	16	—		16	14	—	14	16%	16%
Income before taxes on income	566	(30)		536	462	—	462	22%	16%
Provision for taxes on income	185	(12)		173	152	—	152	21%	14%
Income from continuing operations	381	(18)		363	310	—	310	23%	17%
Income from discontinued operations	—	—		—	6	(6)	—	N/M	N/M
Net income	381	(18)		363	316	(6)	310	21%	17%
Less: NCI net income - continuing	(28)	—		(28)	(24)	—	(24)	18%	18%
Net income - continuing	353	(18)		335	286	—	286	23%	17%
Net income - discontinued	—	—		—	6	(6)	—	N/M	N/M
Net income attributable to MHFI	$353	$(18)		$335	$292	$(6)	$286	21%	17%

Diluted EPS - continuing	$1.28	$(0.07)		$1.21	$1.04	$—	$1.04	23%	17%
Diluted EPS - total	$1.28	$(0.07)		$1.21	$1.06	$(0.02)	$1.04	21%	17%

	Six Months
(unaudited)	2015				2014			% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments	Performance	Reported	Performance

S&P Ratings Services	$652	$(38)	a	$614	$548	$—	$548	19%	12%
S&P Capital IQ	125	12	b	137	107	—	107	17%	28%
S&P Dow Jones Indices	191	—		191	174	—	174	10%	10%
Commodities & Commercial Markets	173	1	b	174	146	—	146	18%	19%
Segment operating profit	1,141	(26)		1,115	975	—	975	17%	14%
Unallocated expense	(58)	(10)	c	(68)	(79)	—	(79)	(27)%	(14)%
Operating profit	1,083	(36)		1,047	896	—	896	21%	17%
Interest expense, net	32	—		32	28	—	28	15%	15%
Income before taxes on income	1,051	(36)		1,015	868	—	868	21%	17%
Provision for taxes on income	340	(14)		326	290	—	290	17%	13%
Income from continuing operations	711	(22)		689	578	—	578	23%	19%
Income from discontinued operations	—	—		—	12	(12)	—	N/M	N/M
Net income	711	(22)		689	590	(12)	578	20%	19%
Less: NCI net income - continuing	(55)	—		(55)	(50)	—	(50)	8%	8%
Net income - continuing	656	(22)		634	528	—	528	24%	20%
Net income - discontinued	—	—		—	12	(12)	—	N/M	N/M
Net income attributable to MHFI	$656	$(22)		$634	$540	$(12)	$528	21%	20%

Diluted EPS - continuing	$2.38	$(0.08)		$2.30	$1.91	$—	$1.91	25%	21%
Diluted EPS - total	$2.38	$(0.08)		$2.30	$1.95	$(0.05)	$1.91	22%	21%

N/M - not meaningful

Note - Totals presented may not sum due to rounding

(a)	The three and six months ended June 30, 2015 include a benefit related to legal settlement insurance recoveries of $45 million and $80 million, respectively, partially offset by legal settlement charges of $4 million and $34 million, respectively, and restructuring charges.

(b)	The three and six months ended June 30, 2015 include restructuring charges.

(c)	The three and six months ended June 30, 2015 include a gain of $11 million on the sale of our interest in a legacy McGraw Hill Construction investment and restructuring charges.

Exhibit 6

McGraw Hill Financial

Revenue Information

Three and six months ended June 30, 2015 and 2014

(dollars in millions)

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2015	2014	% Change	2015	2014	% Change
	Three Months
S&P Ratings Services (a)	$329	$337	(2)%	$329	$327	1%
S&P Capital IQ (b)	292	278	5%	32	29	10%
S&P Dow Jones Indices (c)	30	28	7%	118	105	13%
Commodities & Commercial Markets (d)	154	142	9%	80	77	3%
Intersegment elimination	(22)	(21)	(5)%	—	—
Total revenue	$783	$764	3%	$559	$538	4%

	Six Months
S&P Ratings Services (a)	$645	$661	(2)%	$619	$572	8%
S&P Capital IQ (b)	578	549	5%	66	59	12%
S&P Dow Jones Indices (c)	59	54	10%	232	215	7%
Commodities & Commercial Markets (d)	304	283	8%	155	148	5%
Intersegment elimination	(43)	(43)	(1)%	—	—
Total revenue	$1,543	$1,504	3%	$1,072	$994	8%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $20 million and $40 million for the three and six months ended June 30, 2015, respectively, and $19 million and $38 million for the three and six months ended June 30, 2014, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings Services.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ Desktop, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue at Platts is related to real-time news, market data, and price assessments, along with other information products, while non-subscription revenue is related to licensing of its proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements and events. Subscription revenue at J.D. Power is related to information products primarily serving the automotive market, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

McGraw Hill Financial

Domestic vs. International

Three and six months ended June 30, 2015 and 2014

(dollars in millions)

(unaudited)	Domestic			International
	2015	2014	% Change	2015	2014	% Change
	Three Months
S&P Ratings Services	$386	$356	9%	$272	$308	(12)%
S&P Capital IQ	212	201	6%	112	106	5%
S&P Dow Jones Indices	121	105	15%	27	28	(1)%
Commodities & Commercial Markets	102	100	2%	132	119	10%
Intersegment elimination	(11)	(11)	2%	(11)	(10)	8%
Total revenue	$810	$751	8%	$532	$551	(4)%

	Six Months
S&P Ratings Services	$738	$661	12%	$526	$572	(8)%
S&P Capital IQ	424	400	6%	220	208	6%
S&P Dow Jones Indices	235	213	10%	56	56	(1)%
Commodities & Commercial Markets	200	195	3%	259	236	10%
Intersegment elimination	(22)	(23)	(4)%	(21)	(20)	6%
Total revenue	$1,575	$1,446	9%	$1,040	$1,052	(1)%

Exhibit 8

McGraw Hill Financial

Non-GAAP Financial Information

Three and six months ended June 30, 2015 and 2014

(dollars in millions)

Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Six Months
	2015	2014
Cash (used for) provided by operating activities from continuing operations	$(897)	$446
Capital expenditures	(42)	(37)
Dividends and other payments paid to noncontrolling interests	(49)	(30)
Free Cash Flow	$(988)	$379
Payment of legal and regulatory settlements	1,609	—
Free Cash Flow Excluding Above Item	$621	$379

 McGraw Hill Financial Organic Revenue

(unaudited)	Three Months			Six Months
	2015	2014	% Change	2015	2014	% Change
Total revenue	$1,342	$1,302	3%	$2,615	$2,498	5%
C&C Eclipse acquisition	(2)	—		(4)	—
S&P Capital IQ product closures and divestitures	—	(1)		—	(2)
Total Adjusted Revenue	$1,340	$1,301	3%	$2,611	$2,496	5%

Adjusted S&P Capital IQ Revenue

(unaudited)	Three Months			Six Months
	2015	2014	% Change	2015	2014	% Change
S&P Capital IQ revenue	$324	$307	6%	$644	$608	6%
Product closures and divestitures	—	(1)		—	(2)
Adjusted S&P Capital IQ Revenue	$324	$306	6%	$644	$606	6%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	Three Months			Six Months
	2015	2014	% Change	2015	2014	% Change
C&C revenue	$234	$219	7%	$459	$431	7%
Eclipse acquisition	(2)	—		(4)	—
Adjusted C&C Revenue	$232	$219	6%	$455	$431	6%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2015	2014	% Change	2015	2014	% Change
Operating profit	$96	$82	16%	$191	$174	10%
Income attributable to noncontrolling interests	25	22		50	46
Adjusted Net Operating Profit	$71	$60	16%	$141	$128	10%